Exhibit 99.4

Email To Commercial Employees

You will have already seen the note from Dan and my message yesterday about the acquisition of InterMune. I don’t have much more to tell you however I wanted to clarify a few next steps.

I’m getting ready to present with Severin and Dan at the InterMune Town Hall meeting this morning.  InterMune CEO Dan Welch will join us as we cover next steps with the transaction and upcoming integration planning. I will also complete a TC with the InterMune Commercial group and their sales force in particular.

This is exciting news as InterMune is preparing for the anticipated U.S. FDA approval of pirfenidone. This new medicine, already deemed a breakthrough therapy by the FDA, addresses a significant unmet medical need in idiopathic pulmonary fibrosis (IPF), a devastating disease. It will provide a meaningful addition to our already established respiratory portfolio of Xolair and Pulmozyme.

The team at InterMune will be responsible for gaining FDA approval for the medicine and launching it in the U.S. with their ~100-person sales force. Upon the deal closing, given our strong expertise in the respiratory space, we will provide support, guidance and resources to help drive a successful entry into the marketplace, ensuring rapid availability of this important therapy to IPF patients. Roche will provide ex-U.S. support to help expand the global reach.

Once the acquisition is completed, Steve Krognes (Genentech CFO), together with Jung Choi, SVP Corporate Development at InterMune, will lead the effort to ensure a full integration of InterMune with Genentech and Roche. In the coming weeks after the closing, Khurem Farooq, our GIO Business Unit Head, will be leading the U.S. Commercial integration team with Len Kanavy, Head of CBO, and Marc Watrous, Head of MCCO, on the steering committee along with the appropriate counterparts from InterMune.  Some other members of the U.S. Commercial and Medical Affairs organizations will also be asked to support these efforts.

In the meantime, we’ll continue to keep everyone updated as decisions are being made and new information is available. Thanks in advance for your support and help during this process.

Best regards,
Ian

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ADDITIONAL INFORMATION AND WHERE TO FIND IT THE TENDER OFFER FOR THE OUTSTANDING COMMON STOCK OF INTERMUNE HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL INTERMUNE COMMON STOCK. THE SOLICITATION AND OFFER TO BUY INTERMUNE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, ROCHE AND KLEE ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF ROCHE, WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND THEREAFTER, INTERMUNE WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY ROCHE AND INTERMUNE WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE AND INTERMUNE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMEDNATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY INTERMUNE AT WWW.INTERMUNE.COM.